Exhibit 4.8
ACKNOWLEDGEMENT OF SUBSCRIPTION

USA TECHNOLOGIES, INC.
100 DEERFIELD LANE, SUITE 140
MALVERN, PA 19355

Dear Subscriber:

Please sign below to acknowledge receipt of the prospectus supplement and to convert your preliminary subscription to a final and binding subscription. Please enclose a check payable to “USA Technologies, Inc.” in the amount of $[•] multiplied by the number of shares of Common Stock and related warrants you intend to subscribe for.

Your stock certificate(s) representing shares of Common Stock duly authorized and fully paid will be issued to you as soon as possible upon the Company's acceptance of your subscription, as described in the prospectus dated _________, 2010 and supplemented in the prospectus supplement dated _________, 2010. In the event that the offering is cancelled, your subscription funds will be returned to you as described in the prospectus.

Very Truly Yours,
USA TECHNOLOGIES, INC.

By: ________________________
      George R. Jensen, Jr.
      Chief Executive Officer

Date: ______________________

By signing below, I acknowledge the receipt of the initial prospectus dated [•] 2010, and prospectus supplement dated [•] 2010 of USA Technologies, Inc. and convert the preliminary subscription agreement to a final subscription agreement, which will be binding and irrevocable until the expiration date as defined in the prospectus.

The undersigned encloses $________ for the purchase of ______ shares of Common Stock and _________ related warrants, at the purchase price of $[•] per share and related warrant.

___________________________
Signature

___________________________
Print Name

___________________________
Date